UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

THOMPSON CREEK METALS COMPANY INC.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-33783	98-0583591
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

26 West Dry Creek Circle

Suite 810

Littleton, Colorado 80120

(Address of Principal Executive Offices, Including ZIP Code)

(303) 761-8801

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On July 5, 2016, Thompson Creek Metals Company Inc., a corporation incorporated under the laws of British Columbia, Canada (the “Company”), entered into an Arrangement Agreement (the “Agreement”) and an accompanying letter agreement with Centerra Gold Inc., a corporation incorporated under the laws of Canada (“Centerra”), pursuant to which Centerra will acquire all of the outstanding common shares of the Company (the “TCM Common Shares”) pursuant to a statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”).

Subject to the terms and conditions of the Agreement, at the effective time of the Arrangement, each outstanding TCM Common Share, other than TCM Common Shares with respect to which dissent rights have been properly exercised and not withdrawn, will be exchanged for 0.0988 (the “Share Exchange Ratio”) of a common share of Centerra (a “Centerra Common Share”).  Pursuant to the Arrangement, (i) all outstanding restricted stock unit awards and performance stock unit awards will be accelerated and exchanged for Centerra Common Shares at the Share Exchange Ratio, and (ii) each outstanding stock option to purchase TCM Common Shares, whether vested or unvested, will be converted automatically at the effective time of the Arrangement into a stock option denominated in Centerra Common Shares based on the Share Exchange Ratio and subject to terms and conditions substantially identical to those in effect at the effective time of the Arrangement.  In addition, on or about the effective time of the Arrangement, the Company’s 9.75% senior secured notes due 2017, 7.375% senior unsecured notes due 2018 and 12.5% senior unsecured notes due 2019 (collectively, the “Notes”) will be redeemed, or otherwise satisfied and discharged, in their entirety for cash pursuant to the terms of the Agreement and the respective indentures for the Notes.

The closing of the Arrangement is subject to satisfaction of certain conditions, including, among others: (i) approval of the Arrangement by the Company’s shareholders; (ii) approval by the Supreme Court of British Columbia; (iii) receipt of any regulatory or stock exchange approvals, including approval of the Toronto Stock Exchange; (iv) the accuracy of representations and warranties of, and compliance with covenants by, the other party; (v) no legal proceeding that prohibits completion of the Arrangement; (vi) there shall have not occurred any event that could reasonably be expected to have a material adverse effect of the other party; and (vii) holders of not more than 5% of the TCM Common Shares exercising dissent rights.

The Company and Centerra have made customary representations, warranties and covenants in the Agreement, including, among other things, covenants (i) with respect to the conduct of their respective businesses during the interim period between the execution of the Agreement and consummation of the Arrangement and (ii) prohibiting the Company from soliciting alternative acquisition proposals and providing information to or engaging in discussions with third parties, except in the limited circumstances as provided in the Agreement.

The Agreement contains certain customary termination rights for both the Company and Centerra, including, among other things, a termination right for either party if the transaction is not consummated by October 31, 2016 or if Centerra’s financing to fund the transactions contemplated by the Agreement is terminated.  In addition, upon termination of the Agreement under specified circumstances, including a change in the recommendation of the Company’s board of directors or in order to enter into an alternative transaction, the Company will be required to pay a cash termination fee to Centerra of $35 million.

Concurrently, and in connection with entering into the Agreement, certain of the Company’s directors and executive officers entered into voting and support agreements with Centerra (the “Support Agreements”) pursuant to which, subject to the conditions set forth therein, such directors and executive officers agree, among other things, (i) to vote all TCM Common Shares beneficially owned or controlled by them in favor of the approval and adoption of the Arrangement and the transactions contemplated thereby and (ii) to support actions necessary to consummate the Arrangement.

The foregoing summaries of the Agreement and the accompanying letter agreement, the Support Agreements and the transactions contemplated by the Agreement, do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement, the letter agreement and the Support Agreements, which are attached as Exhibits 2.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.                Regulation FD Disclosure.

On July 5, 2016, the Company and Centerra issued a joint press release relating to the execution of the Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
2.1*	Arrangement Agreement, dated July 5, 2016, between Centerra Gold Inc. and Thompson Creek Metals Company Inc.
10.1	Letter Agreement, dated July 5, 2016, between Centerra Gold Inc. and Thompson Creek Metals Company Inc.
10.2	Form of Voting and Support Agreement, between Centerra Gold Inc. and certain directors and executive officers of Thompson Creek Metals Company Inc.
99.1	Joint Press Release, dated July 5, 2016 of Thompson Creek Metals Company Inc. and Centerra Gold Inc.

*  Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company hereby undertakes to supplementally furnish copies of any omitted schedules to the SEC upon request.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Additional Information about the Arrangement

The Company plans to file with the Securities and Exchange Commission (“SEC”) and mail to its shareholders a proxy statement in connection with the Arrangement. This communication does not constitute a solicitation of any vote or approval. The proxy statement and other documents to be filed with the SEC related to the Arrangement will contain important information about Centerra, the Company, the Arrangement and related matters. Investors are urged to carefully read the proxy statement and other documents to be filed with the SEC in connection with the Arrangement or incorporated by reference into the proxy statement, when available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting the Company’s Investor Relations at (303) 761-8801. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on the Company’s website at www.thompsoncreekmetals.com (which website is not incorporated herein by reference).

Participation in the Solicitation

The Company and its directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Arrangement. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed Arrangement will be set forth in the proxy statement described above when it is filed with the SEC. Additional information regarding the Company’s executive officers and directors, including stockholdings, is included in the Company’s definitive proxy statement for 2016, which was filed with the SEC on May 25, 2016. You can obtain free copies of this document from the Company using the contact information above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMPSON CREEK METALS COMPANY INC.

Date: July 6, 2016	By:	/s/ Pamela L. Saxton
	Name:	Pamela L. Saxton
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Arrangement Agreement, dated July 5, 2016, between Centerra Gold Inc. and Thompson Creek Metals Company Inc.
10.1	Letter Agreement, dated July 5, 2016, between Centerra Gold Inc. and Thompson Creek Metals Company Inc.
10.2	Form of Voting and Support Agreement, between Centerra Gold Inc. and certain directors and executive officers of Thompson Creek Metals Company Inc.
99.1	Joint Press Release, dated July 5, 2016 of Thompson Creek Metals Company Inc. and Centerra Gold Inc.

*  Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company hereby undertakes to supplementally furnish copies of any omitted schedules to the SEC upon request.